EXHIBIT 10.43

RESEARCH COLLABORATION AND LICENSE AGREEMENT

THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is effective as of November 24, 2003 (the "Execution Date"), between MERCK SHARP & DOHME LIMITED, whose registered office is at Hertford Road, Hoddesdon, Hertfordshire, EN11 9BU, United Kingdom ("MSD"), NEUROGEN CORPORATION, a Delaware corporation with offices located at 35 NE Industrial Rd., Branford, CT ("NEUROGEN"), and, for purposes of Section 11.16, Merck & Co., Inc., a New Jersey corporation with offices located at One Merck Drive, Whitehouse Station, NJ ("MERCK").

Background:

  Both MSD and NEUROGEN have ongoing research programs whose primary purpose is to research the physiology, pharmacology, chemistry and potential therapeutic applications and potential clinical utilities relating to Vanilloid Receptors, subtype 1, also known as TRPV1 ("VR1"), and have developed certain intellectual property in this field.
  MSD and NEUROGEN desire to combine their efforts and engage in a collaborative program to discover, research and develop drugs which work through modulating VR1.
  It is expected that the resulting compounds from such collaborative research may have a broad range of applications, including, but not limited to, the therapeutic treatment and prevention of certain disorders and diseases, such as pain and urinary incontinence.
  The Parties desire for MSD and its Affiliates to develop and commercialize compounds from such collaborative research that modulate VR1.

NOW, THEREFORE, MSD and NEUROGEN (hereafter "Party," if singular or "Parties," if plural) agree as follows:

Article I DEFINITIONS

The following terms shall have the respective meanings set forth below:

1.1 "Active Compound" means any VR1 Modulator that: (a) is Controlled by a Party or its Affiliate, and (b) either: (i) exists as of the Effective Date, or (ii) is synthesized, conceived, invented or identified as having the activity referred to in subsection (c) below, during the Program Term or within the twelve (12) month period thereafter, and (c) meets the criteria for selectivity, activity and potency in functional or pharmacological assays as set out in Attachment 1.1 (the "Active Compound Criteria"). The Active Compound Criteria may be modified in writing by the JRC. If an Active Compound is determined to be an Unavailable Compound it shall cease to be an Active Compound.

1.2 "Active Program" means a program to which a Party has allocated chemistry, high throughput screening or development resources specifically for the purpose of identifying inhibitors or modulators for the research and development of drug targets other than VR1 and which the Party continues to pursue with such research or development resources.

1.3 "Adverse Event" means any adverse event or experience as defined in the then current edition of ICH Guidelines, 21 C.F.R. §301.305, 21 C.F.R. §314.80 and any other applicable regulations or regulatory guidelines.

1.4 "Affiliate" means (a) any corporation or business entity of which more than fifty percent (50%) or more of the securities or other ownership interests representing the equity or voting interest are owned, controlled or held, directly or indirectly, by MSD or NEUROGEN; or (b) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity or voting interest of MSD or NEUROGEN; or (c) any corporation or business entity of which more than fifty percent (50%) or more of the securities or other ownership interests representing the equity or voting interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (a) or (b).

1.5 "Annual FTE Rate" means the amount MSD will pay NEUROGEN over a consecutive twelve (12) month period during the Program Term to support one (1) FTE performing work under the Program. The Annual FTE Rate will be [           ]*.

1.6 "Change of Control" means with respect to a Party: (i) a sale of all or substantially all of such Party’s assets, voting stock or securities or business relating to this Agreement; (ii) a merger, reorganization or consolidation involving a Party in which the stockholders of such Party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of a successor entity; or (iii) the acquisition by a person or group of persons acting in concert of fifty percent (50%) or more of the voting equity securities of such Party.

1.7 "Collaboration Compound" means any VR1 Modulator (including Active Compounds and PCCs) and all solvates, prodrugs, salts, crystal forms, polymorphs, chelates, non-covalent complexes, hydrates, enantiomers, racemates, stereoisomers and esters thereof, the research, development, manufacture, import, marketing, offer for sale, sale or use of which, if done by an unlicensed Third Party, would infringe any VR1 Compound Patent Rights.

1.8 "Combination Product" means either a single pharmaceutical formulation containing as its active ingredients both a Collaboration Compound and one or more other therapeutically or prophylactically active ingredients, or a combination therapy comprised of a Product and one or more other therapeutically or prophylactically active products priced and sold in a single package containing such multiple products, in each case, in all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.9 "Commercially Reasonable Efforts" means, [          ]*

1.10 "Control" or "Controlled" means with respect to any item of or right under Know-How and/or Patents, the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Party or its Affiliate to grant access to, or licenses or sublicenses of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with, or the enforceable rights of, any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.11 "Effective Date" means the HSR Clearance Date or, if each Party determines that an HSR Filing is not required, then the Execution Date.

1.12 "EMEA" means the European Medicines Evaluation Agency and the Committee for Proprietary Medicinal Products or any successor agency thereof or, to the extent the mutual recognition procedure is used for the Product in the EU, any governmental authority having the authority to regulate the sale of medicinal or pharmaceutical products in any country in the EU.

1.13 "EU" means all countries that are member states of the European Union as of the Effective Date of this Agreement.

1.14 "FDA" means the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions.

1.15 "FDC Act" means the United States Food, Drug and Cosmetic Act, as amended from time to time.

1.16 "Field" means [          ]* relating to VR1 Modulators.

1.17 "Filing" of an NDA shall mean the acceptance by a Regulatory Authority of an NDA for filing.

1.18 "First Commercial Sale" means, with respect to any Product, the first sale by MSD, its Affiliates, or Sublicensees for end use or consumption of such Product in a country after all required approvals, including Regulatory Approvals, have been granted by the Regulatory Authority of such country.

1.19 "FTE" means a full-time equivalent person year (consisting of a total of [          ]* hours per year, or [          ]* hours per quarter) of scientific, technical or managerial work on the Program.

1.20 "GLP" means Good Laboratory Practices, as set forth in 21 C.F.R. Part 58 et seq., and the rules in force in the EU relating to GLP, including EC Directives 87/18 EEC, 88/320/EEC, and 1999/11/EC.

1.21 "GMP" means Good Manufacturing Practices, as set forth in 21 C.F.R. Part 210, et seq., and the Rules Governing Medicinal Products in the European Union volume 4.

1.22 "Hatch-Waxman Act" means the United States Drug Price Competition and Patent Term Restoration Act of 1984 (Pub. Law 98-471), or any successor thereto, and any equivalent legal requirements in other countries, as in effect from time to time during the term of this Agreement.

1.23 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

1.24 "HSR Clearance Date" means the earliest date on which both Parties or their Affiliates have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

1.25 "HSR Filing" means filings by MSD or its Affiliates and NEUROGEN with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

1.26 "IND" means an Investigational New Drug application (together with all subsequent submissions, supplements and amendments thereto) filed with the FDA in conformance with applicable laws and regulations, for approval to conduct human clinical investigations, and the equivalent thereof, as applicable, in jurisdictions outside the United States.

1.27 "IND-Enabling GLP Toxicology Studies" means any genotoxicity, acute toxicology, safety pharmacology, or sub-chronic toxicology study in appropriate species using GLP which meet the standard necessary for submission as part of an IND filing for obtaining approval from a Regulatory Authority for administration to a human.

1.28 "Indication" means a separate and distinct disease or medical condition in humans: (a) which a Product is intended to treat, prevent or diagnose as evidenced by a Phase I, Phase II and/or Phase III Clinical Trial; or (b) for which a Product has received Regulatory Approval, meaning that such Indication is contained in the Product’s labeling approved by a Regulatory Authority as part of the Regulatory Approval for such Product. The Parties agree that: (i) prevention of a disease or medical condition shall not be a separate indication from treatment of the same disease or medical condition; (ii) the treatment and prevention of separate varieties of the same disease or medical condition shall not be a separate indication (e.g., osteoarthritic pain and post-operative pain); and (iii) the treatment or prevention of the same disease or medical condition in a different population shall not be a separate indication (e.g., adult and pediatric). With respect to this Agreement, Pain, urinary incontinence and asthma/allergies will be considered separate Indications, and asthma/allergies will be considered a single Indication.

1.29 "Information" means all information, materials and data, including MSD Know-How, NEUROGEN Know-How, and all other scientific, preclinical, gene sequence, chemical structure, clinical, regulatory, manufacturing, marketing, financial, or patent information, and commercial information and data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.30 "Invention" means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived, generated or reduced to practice in the course of performing work under the Program.

1.31 "Joint Patents" means all Patents that claim Inventions made in the course of performing the Program that have inventors from both NEUROGEN and MSD (including their respective employees, agents or consultants).

1.32 "JRC" means the Joint Research Committee described in Section 2.5 of this Agreement.

1.33 "Know-How" means all proprietary methods, devices, materials, technology, trade secrets, Inventions (including MSD Inventions and NEUROGEN Inventions), compositions, designs, formulae, know-how, discoveries, improvements, data, and documentation and other information, as well as processes, protocols and analytical methodologies, patentable or otherwise.

1.34 "Marketing Exclusivity Right" means a marketing exclusivity right conferred as a result of (a) a designation as a drug for rare diseases or conditions under Sections 525 et seq. of the FDC Act or EU Regulation No. 141/2000, or (b) the completion of pediatric studies requested by the FDA under Section 505A(a) of the FDC Act and, in each of the foregoing, the equivalent rights in any other country which confer marketing exclusivity rights.

1.35 "[           ]*" means MSD’s proprietary VR1 Modulator designated as [          ]*.

1.36 "MSD Know-How" means all Know-How (including MSD’s Inventions, its Information and its interest in Joint Inventions) that was conceived, generated or reduced to practice before or during the Program Term or within the twelve (12) month period following the Program Term and which is in MSD’s or its Affiliates’ Control during the Program Term or within the twelve (12) month period following the Program Term, and is either (a) related to VR1 and its modulation or the identification and discovery of VR1 Modulators, or (b) necessary to NEUROGEN to conduct its activities under the Program. Notwithstanding any other provision of this Agreement, it is understood and agreed to by the Parties that the MSD Know-How does not include any of MSD’s proprietary screening, combinatorial chemistry or computational chemistry technologies that are not specific to VR1, including MSD’s and MERCK’s chemical libraries.

1.37 "MSD Patents" means any and all Patents in the Field Controlled by MSD or its Affiliates that claim a priority date prior to the expiration of the twelve (12) month period following the expiration of the Program Term, including MSD’s interests in (a) Joint Patents, (b) VR1 Compound Patent Rights and (c) VR1 Related Patent Rights. For clarity, MSD Patents include those listed on Attachment 1.37.

1.38 "MSD Technology" means MSD Patents and MSD Know-How.

1.39 "NDA" means a New Drug Application, Biologic License Application, Worldwide Marketing Application, Marketing Application Authorization, or similar application or submission for Regulatory Approval of a Product filed with a Regulatory Authority to obtain approval to sell commercially a biological, pharmaceutical or diagnostic product in that country or in that group of countries, together with all subsequent submissions, supplements and amendments thereto.

1.40 "NDA Approval" means approval of an NDA by the FDA, EMEA or other applicable Regulatory Authority.

1.41 "Net Sales" means the gross invoiced amount on sales of the Product(s) by MSD, its Affiliates or Sublicensees to unrelated Third Parties less, to the extent included in the gross invoice amount [          ]*, deductions for the following:

  trade, cash and quantity discounts actually allowed (including early pay cash discounts);
  returns, rebates and allowances actually allowed;
  all chargebacks, including those paid on sale or dispensing of Product, which have the effect of retroactively adjusting the sales price paid by such Third Party to MSD, its Affiliates or Sublicensees;
  retroactive price reductions that are actually allowed or granted;
  excise, sales or use taxes, customs duties and other tariffs or duties levied on the sale, transportation or delivery of a Product but only to the extent such taxes, tariffs or duties are remitted to the applicable taxing authorities and are not subject to any future rebate, credit or other offset; and
  actual transportation and insurance charges to the extent separately identified on the invoice or other documentation maintained in the ordinary course of business.

Any and all such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Product and other products of MSD, its Affiliates or Sublicensees, such that the Product does not bear a disproportionate portion of such deductions. The sale or other transfer of a Product among MSD or its Affiliate or Sublicensee shall not be considered a sale, but in such cases the royalty shall be due and calculated upon MSD’s or its Affiliate’s or its Sublicensee’s Net Sales to the first independent Third Party. In addition, royalties shall not accrue on the disposition of Product in reasonable quantities by MSD, its Affiliates or Sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose). Every other commercial use or disposition of the Product by MSD, its Affiliates and Sublicensees in barter or other transactions (other than dispensing of reasonable and customary quantities of promotional samples) shall be considered a sale of such Product at the weighted average Net Sales price for such Product during the preceding quarter.

With respect to sales of a Combination Product for the purpose of determining royalty and milestone payments, Net Sales shall be calculated by multiplying the total Net Sales of such Combination Product by the fraction A/A+B where A is the actual invoice price of the Product in the same dosage amount in the applicable country if sold separately and B is the sum of the actual invoice prices of all other active ingredients or products in the same dosage amount in the Combination Product in the applicable country if sold separately during the applicable quarter. If A or B cannot be determined because values for the Product or the other active ingredients sold alone are not available in a particular country then MSD and NEUROGEN will discuss an appropriate allocation for the fair market value of the Product and other active ingredients in the Combination Product to determine Net Sales for such Combination Product. The deductions set out in subparagraphs (a) through (f) will be applied in calculating Net Sales for a Combination Product.

1.42 "NEUROGEN Know-How" means all Know-How (including NEUROGEN’s Inventions, its Information and its interest in Joint Inventions) that was conceived, generated or reduced to practice before or during the Program Term or within the twelve (12) month period following the Program Term and which is in NEUROGEN’s or its Affiliates’ Control during the Program Term or within the twelve (12) month period following the Program Term, and is either (a) related to VR1 and its modulation or the identification and discovery of VR1 Modulators, or (b) necessary to MSD to conduct its activities under the Program or to research, develop, manufacture, market, use or sell Collaboration Compounds or Products. Notwithstanding any other provision of this Agreement, it is understood and agreed to by the Parties that the NEUROGEN Know-How does not include any of NEUROGEN’s proprietary screening, combinatorial chemistry or computational chemistry technologies that are not specific to VR1, including NEUROGEN’s chemical libraries and NEUROGEN’s AIDDTM technology.

1.43 "NEUROGEN Patents" means any and all Patents in the Field Controlled by NEUROGEN or its Affiliates that claim a priority date prior to the expiration of the twelve (12) month period following the expiration of the Program Term including NEUROGEN’s interests in (a) Joint Patents, (b) VR1 Compound Patent Rights and (c) VR1 Related Patent Rights. For clarity, NEUROGEN Patents include those listed on Attachment 1.43.

1.44 "NEUROGEN Technology" means NEUROGEN Patents and NEUROGEN Know-How.

1.45 "[           ]*" means NEUROGEN’s proprietary VR1 Modulator designated [          ]*.

1.46 "Pain" means an unpleasant sensory experience resulting from actual or potential tissue injury, inflammation, ischemia or following nerve injury, and associated with a wide range of clinical conditions including acute pain resulting from tendonitis, bursitis, fractures, sprains, tears and other joint disorders, dental pain, headache, sinusitis, post-operative pain, and menstrual pain, and chronic pain associated with osteoarthritis, rheumatoid arthritis, post-herpetic neuralgia, diabetic neuropathy, neuropathic pain, fibromyalgia and back pain, and acute and visceral pain conditions including prostatitis, interstitial cystitis, inflammatory bowel disease and irritable bowel syndrome.

1.47 "Patents" means patents and patent applications (including provisional applications, certificates of invention and applications for certificates of invention, continuations, divisionals and continuations-in-part), and all patents issuing therefrom (and all substitutions, reissues, renewals, reexaminations, supplementary protection certificates, extensions, registrations and confirmations of any of the foregoing patents and foreign equivalents thereof).

1.48 "PCC" (preclinical candidate) means any Collaboration Compound that has been nominated by the JRC and accepted for further pre-clinical or clinical development by the PDRC pursuant to PDRC’s standards for designating PCCs (or any successor designation thereof).

1.49 "PDRC" means MERCK’s Preclinical Development Review Committee or any successor committee that performs the same functions.

1.50 "Phase I Clinical Trial" means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological or antigenic effect of a Product in human subjects including a trial that would satisfy the requirements of 21 C.F.R. 312.21(a), as may be amended or the foreign equivalent thereof.

1.51 "Phase II Clinical Trial" means a human clinical trial that is intended to gain evidence of the efficacy of a Product for a particular Indication or Indications in human subjects with the disease or Indication under study including a trial that would satisfy the requirements of 21 C.F.R. 312.21(b), as may be amended or the foreign equivalent thereof.

1.52 "Phase III Clinical Trial" means a pivotal human clinical trial that is intended to gain evidence to establish the efficacy and safety of a Product as a basis for an NDA including a trial that would satisfy the requirements of 21 C.F.R. 312.21(c), as may be amended or the foreign equivalent thereof.

1.53 "Phase IV Clinical Trials" means post-registrational studies or other clinical studies required as a condition to, or for the maintenance of, Regulatory Approval of a Product in the Territory, including a trial that would satisfy the requirements of 21 C.F.R. 312.85, as may be amended or the foreign equivalent thereof.

1.54 "Product" means a product or preparation in final form for sale by prescription, over-the-counter or any other method, for any and all uses and by any route of administration, containing one or more Collaboration Compounds as a pharmaceutically active ingredient(s), including any Combination Product.

1.55 "Program" means the collaborative research program conducted by the Parties under the Research Plan as set forth in Attachment 2.1 and during the Program Term to discover, identify and develop Active Compounds, PCCs and Collaboration Compounds and to better understand the physiology, pharmacology, chemistry, potential clinical utility and potential therapeutic applications of VR1 Modulators, all as further described in Article II.

1.56 "Regulatory Approval" means any NDA Approvals and other approvals, licenses, registrations, or authorizations granted or issued by any national, regional, state or local governmental entities and agencies, necessary for the development, registration, manufacture, packaging, labeling, use, storage, transport, export, import, clinical testing, promotion or sale of the Products in a country, including pricing and reimbursement approvals to the extent the applicable Regulatory Authorities in such country require a pricing or reimbursement approval prior to commercialization of a product in such country.

1.57 "Regulatory Authority" means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the FDA.

1.58 "Sublicensee" means a Third Party to whom MSD grants a license or sublicense to develop, make, use, or sell the Products, or otherwise grants rights to promote or sell the Collaboration Compounds or Products.

1.59 "Territory" means all of the countries in the world, and their territories and possessions.

1.60 "Third Party" means an entity other than MSD and its Affiliates, or NEUROGEN and its Affiliates.

1.61 "Unavailable Compound" means one or more compounds designated by one Party to the other as not being available for research and development in the Program, as supported by documentary evidence, because (a) such compound is subject to rights granted to a Third Party by either MSD (or any Affiliate of MSD) or NEUROGEN (or any Affiliate of NEUROGEN), that would be violated by such research or development and [          ]*, or (b) the compound: (i) [          ]* of MSD (or any Affiliate of MSD) or NEUROGEN (or any Affiliate of NEUROGEN) [           ]* and (ii) [           ]*, as supported by documentary evidence. [          ]*.

1.62 "U.S. GAAP" means generally-accepted accounting principles in the United States.

1.63 "Valid Claim" means an issued claim within the scope of the VR1 Compound Patent Rights or the VR1 Related Patent Rights, including any extensions thereof and supplemental protection certificates, to the extent such claims have not been disclaimed, revoked or held invalid by a final unappealable decision of a court or governmental agency of competent jurisdiction, and which claims are otherwise enforceable. "Valid Claim" also means any claim within a pending application for a patent included within the scope of the VR1 Compound Patent Rights or the VR1 Related Patent Rights to the extent the invention(s) described in the claims of such application have not been abandoned without being refiled in another application or finally rejected by an administrative agency action from which no appeal can be taken, such that the claim at issue has been pending for [          ]*. If a claim of a patent application that ceased to be a Valid Claim due to the passage of time set forth in the preceding sentence later issues as a part of a patent described above, then it will again be considered a Valid Claim effective as of the issuance of such patent.

1.64 [            ]*.

1.65 "VR1 Compound Patent Rights" means any and all Patents in the Territory which a Party or any of its Affiliates Controls during the term of this Agreement that assert an earliest priority date [          ]*, provided however, that the term VR1 Compound Patent Rights shall not include VR1 Related Patent Rights.

1.66 "VR1 Related Patent Rights" means (a) [          ]*, (b) [          ]*, (c) [          ]*, and (d) [          ].* From time to time during the course of this Agreement, the Parties may choose to mutually agree (with each Party exercising its sole discretion in such matters) to amend this definition of VR1 Related Patent Rights to include additional Patents or patent claims including those which assert an earliest priority date no later than twelve (12) months after the expiration of the Program Term and are limited to research tools used in and specific to VR1 research or uses of VR1 Modulators generally (i.e., research tools or uses that would be applicable to all VR1 Modulators rather than to particular structural classes of, groups of, or individual chemical compounds). Any such amendment shall be only by a written instrument duly-executed by both Parties.

1.67 The following terms have the meanings set forth in the corresponding Sections of this Agreement:

TERM	SECTION
"AAA"	11.9(c)
"Average Full Royalty Rate'	6.7(b)
"Claim"	10.1
"Development Plan"	4.2(c)
"Exclusivity Period"	3.5(a)
"Indemnified Party"	10.4
"Indemnifying Party"	10.4
"Initital Term"	2.1(c)
"Joint Inventions"	8.1
"Loss"	10.1
"MERCK"	Introduction
"MSD Group"	10.2
"MSD Inventions"	8.1
MSD Series"	2.8(a)
"NEUROGEN Group"	10.3
"NEUROGEN Inventions"	8.1
"NEUROGEN Series"	2.8(a)
"New MSD VR1 Modulator"	3.5(b)
"New NEUROGEN VR1 Modulator"	3.5(c)
"Patent Term Extensions"	8.6
"Payment Report"	6.6
"PDT"	4.3
"Program Term"	2.1(c)
"Provider Lock-Up Period"	2.8(c)(ii)
"Providing Party"	2.8(a)
"Receiver Lock-Up Period"	2.8(c)(i)
"Receiving Party"	2.8(a)
"Research Milestone"	6.4(a)
"Research Plan"	2.1(d)
"Retained Compound"	9.2(b)(i)(A)
"Royalties"	6.5(a)
"Royalty Term"	6.5(b)

1.68 Interpretation.

  Whenever any provision of this Agreement uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitations" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term "including" (or "includes");
  "Herein," "hereby," "hereunder," "hereof" and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;
  All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
  Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
  The recitals set forth at the start of this Agreement, along with the Attachments to this Agreement, and the terms and conditions incorporated in such recitals and Attachments shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Attachments and the terms and conditions incorporated in such recitals and Attachments; provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals or Attachments, the terms of this Agreement shall control;
  In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;
  The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;
  Unless otherwise provided, all references to Sections, Articles and Attachments in this Agreement are to Sections, Articles and Attachments of and to this Agreement;
  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years;
  Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; and
  Wherever used, the word "shall" and the word "will" are each understood to be imperative or mandatory in nature and are interchangeable with one another.

Article II RESEARCH PROGRAM

2.1 General.

  The Parties hereby agree to establish and conduct the Program in accordance with the Research Plan and with the terms of this Agreement with the goal of identifying and discovering VR1 Modulators that meet the Active Compound Criteria and can be developed into Products.
  NEUROGEN and MSD shall conduct the Program in good scientific manner, and in compliance in all material respects of applicable laws, rules and regulations and, where useful or necessary, GLP.
  The Program shall commence on the Effective Date, and continue until the date that is [          ]* from the Effective Date (the "Initial Term"), unless earlier terminated in accordance with Article IX hereof, and may be extended by MSD for up to [          ]* upon at least ninety (90) days prior written notice (the Initial Term and any extensions thereof referred to as the "Program Term"); provided that the Parties have, within forty-five (45) days of such notice, finalized a written Research Plan that is reasonably agreeable to each Party, and provided further that MSD shall fund all FTEs during such extension, including no fewer than [          ]* FTEs in any year and no greater than the maximum number of NEUROGEN FTEs funded by MSD during any year of the Initial Term.
  Set forth on Attachment 2.1 is an initial overview of the Program, which includes the goals and objectives for the Program during the Initial Term (the "Research Plan"). Within thirty (30) days of the Execution Date, the Parties shall prepare a more detailed research plan setting forth the objectives, planned tasks and resource allocations to be undertaken during the twelve (12) months following the Effective Date and such shall be incorporated into the Research Plan. The JRC may amend the Research Plan from time to time; provided, that such amended Research Plan must be in writing and signed by an authorized representative of each Party.
  NEUROGEN and MSD shall be entitled to utilize the services of Third Parties to perform their respective Program activities only upon the prior written consent of the other Party or as specifically set forth in Attachment 2.1. Notwithstanding any such consent, each Party shall remain at all times fully liable for its respective responsibilities under the Program.

2.2 FTE Commitments and Funding.

  During the Initial Term, the Parties shall commit such of their resources as may be required to diligently achieve the objectives set forth in the Research Plan; provided that NEUROGEN shall not be required to commit more FTE resources than that number MSD is funding as described in this Section 2.2.

  For the first year in the Program Term, NEUROGEN shall commit [          ]* FTEs to the Program. The JRC may modify the number of FTEs performing work under the Program in the [          ]* of the Initial Term; provided that (i) the Parties agree to such modification in writing sixty (60) days prior to the end of the then current year, and (ii) the number of NEUROGEN FTEs assigned to the Program shall under no circumstance be less than [          ]* per year. MSD may request an increase in the number of NEUROGEN FTEs above [          ]* per year in any year; provided, that any increase above [          ]* FTEs requires NEUROGEN’s prior consent. During the Program Term, the JRC may amend the Research Plan to adjust the scientific mix of NEUROGEN FTEs, subject to the following: (A) [          ]*, and (B) [          ]*.

  MSD will reimburse NEUROGEN for any payments made during the Program Term to Third Party vendors for goods or services other than routine laboratory materials and related supplies required by the Research Plan; provided that MSD has approved such payments in writing in advance of any such payments.

  During the Program Term, MSD shall fund each NEUROGEN FTE at the Annual FTE Rate in equal installments in advance of each quarter; provided that the payments for the first quarter and the last quarter of the Program Term shall be made on a pro rata basis and payment for the first quarter shall be made within thirty (30) days of the Effective Date. Each quarter NEUROGEN shall provide MSD with a report of the hours worked and the work performed on the Program by each NEUROGEN FTE on a monthly basis. If for any month during the Program Term the number of NEUROGEN FTEs performing work in the Program falls below the number established by the JRC pursuant to the terms of this Agreement, NEUROGEN will, within fifteen (15) days of the end of such month notify MSD in writing of such discrepancy. NEUROGEN will attempt to correct for any such shortfalls during the following month. If NEUROGEN fails, in any quarter, to provide the specified aggregate number of FTEs, NEUROGEN will, within fifteen (15) days of the end of such quarter notify MSD in writing of such discrepancy and MSD will be entitled to elect, within twenty (20) days of such notice from NEUROGEN, in addition to any other rights that it has under this Agreement, to reduce the Program funding payment for the next quarter as appropriate. The Parties shall ensure: (i) by confidentiality agreement that all FTEs and all other of their personnel, employees, and agents involved in the Program comply with the confidentiality provisions of this Agreement; and (ii) that each FTE that works on the Program is qualified by appropriate experience and qualifications to perform the Program work assigned to such FTE in a capable and professional manner.

  During the Program Term, each Party may arrange for its employees to visit (at such visiting Party’s sole expense) the other Party at such other Party’s offices and laboratories during normal business hours and upon reasonable advance notice to discuss Program activities. Each Party shall reasonably cooperate in making arrangements for the other Party to conduct such visits.

  All NEUROGEN FTEs funded by MSD under this Agreement and all NEUROGEN employees, agents and representatives working on the Program shall carry out Program activities in accordance with Attachment 2.1 and the terms and conditions of this Agreement.

2.3 Program Commitment. During the Program Term, each Party shall apply Commercially Reasonable Efforts in the performance of its activities under the Program as specified in the Research Plan. MSD shall be responsible for all its costs incurred in connection with its activities under the Research Plan. If MSD elects, pursuant to Section 2.2(d), to reduce payment to NEUROGEN in a quarter based upon NEUROGEN’s failure in a previous quarter to provide the number of FTEs established by the JRC, then such reduction shall in no way imply any waiver of or reduction in NEUROGEN’s obligations to exert Commercially Reasonable Efforts.

2.4 Project Leaders. The project leaders for the Program (the "Project Leaders") shall be designated in the Research Plan; provided, that each Party shall have the right to designate its respective replacement Project Leader upon prior written notice to the other Party. All Project Leaders shall have appropriate credentials, technical skills and expertise to direct and supervise the Program and all work assignments to be performed by NEUROGEN and MSD shall be carried out under the direction and supervision of the Project Leaders noted above. The Project Leaders shall communicate on a regular basis regarding the Program and shall promptly notify the other Party upon identification of any and all VR1 Modulators or Active Compounds; provided, that the Project Leaders shall disclose Information with respect to VR1 Modulators that do not meet the Active Compound Criteria as set forth in Section 2.7(c).

2.5 Joint Research Committee.

  The Program shall be conducted under the direction of a Joint Research Committee ("JRC"), which shall consist of six (6) voting members, with each Party having the right to designate three (3) of such JRC members. Each Party shall appoint its respective representatives to the JRC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each of these representatives shall have appropriate technical credentials, experience and knowledge, and shall maintain ongoing familiarity with the Program. The JRC shall be chaired on a yearly alternating basis, with one voting member of MSD serving as the JRC chair for the first twelve (12) months of the Program Term. The JRC chair shall have no voting rights or decision-making authority over that vested in any JRC member. The JRC chair shall have responsibility for calling JRC meetings, circulating agendas, and performing administrative tasks required to assure efficient operation of the JRC.

  Each Party is entitled, subject to the prior written consent of the other Party, such consent not to be unreasonably withheld, to invite non-voting representatives or consultants to attend JRC meetings, subject to compliance by such representatives with the confidentiality safeguards of Article V, and any additional confidentiality or other requirements as the JRC may reasonably require for attendance.

  The JRC shall perform the following functions:

  (i) determine the overall strategy for the Program;

  (ii) formulate and adjust the Research Plan, and the Active Compound Criteria (the initial form of which appears in Attachment 1.1) as needed, including but not limited to allocation of FTEs and other Program resources;

  (iii) monitor and assess the progress of the Program, the Program’s research results, and oversee the exchange of Information between the Parties;

  (iv) determine the number of NEUROGEN FTEs dedicated to the Program, and how such FTEs will be allocated, consistent with the provisions of Section 2.2;

  (v) consider issues of priority in the Program, and review and advise on any budgetary and economic matters relating to the Program;

  (vi) arrange for the screening of compounds to determine if they are VR1 Modulators;

  (vii) evaluate whether VR1 Modulators meet the Active Compound Criteria;

  (viii) establish criteria for Active Compounds to advance into the primary in vivo assays;

  (ix) as appropriate, nominate Active Compounds for consideration by the PDRC as a PCC; and

  (x) record the achievement of the Research Milestone set forth in Section 6.4(a).

Decisions of the JRC shall be by unanimous consent. If the JRC cannot or does not, after good faith efforts, reach agreement on an issue, then the disputed matter shall be referred to the Chief Executive Officer of NEUROGEN and to an Executive Vice President of MSD or MERCK, who shall promptly meet and endeavor to come to an agreement in a timely manner. If such executive mediation does not resolve the issue in dispute, and the issue is not excluded under subsections (i) through (v) of the last sentence of this paragraph, then the final decision shall be made by the President of Research & Development for MERCK. In making such final decision, the President of Research & Development for MERCK shall consider any comments from NEUROGEN, and such decision shall be consistent with the general goals of the Program. Notwithstanding the foregoing, the President of Research & Development for MERCK is not entitled to [          ]*.

2.6 Meetings, Expenses, Minutes and JRC Term.

  During the Program Term, the JRC shall meet at least quarterly to monitor progress and provide direction to the Program, with the location for such meetings alternating between NEUROGEN and MSD facilities (or such other locations as is determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment. The first JRC meeting will occur no later than forty-five (45) days after the Effective Date.

  Each Party shall bear its own expenses related to JRC meeting attendance.

  The JRC chair shall designate a recording secretary to prepare written minutes of each JRC meeting and written records of all JRC decisions, whether made at a JRC meeting or otherwise. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions, or determinations approved by the JRC. The JRC chair will distribute draft minutes to all JRC members within ten (10) business days after each meeting for comments and revisions. Minutes will be finalized no later than twenty (20) business days after the meeting to which the minutes pertain. Finalized minutes will be distributed to the Parties after approval of the drafts by the JRC chair.

  The JRC shall exist until the expiration of the twelve (12) month period following the termination or expiration of the Program Term; provided however, that, during the twelve (12) month period following the termination or expiration of the Program Term, the JRC shall only exist to assess the Program’s research results and nominate Active Compounds for designation as PCCs pursuant to this Agreement.

2.7 Research Reports and Records.

  Records. NEUROGEN and MSD and their Affiliates each shall maintain records that shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

  Inspection of Records. During the Program Term, each Party shall have the right, during normal business hours and upon reasonable notice no more than once every six (6) months, to inspect the records of the other party referenced in Section 2.7(a). The inspecting party shall maintain such records and the Information disclosed therein in confidence in accordance with Article V. All inspections and visits hereunder shall be conducted in a manner so as not to disrupt such other party’s business or cause any disclosure of its Information other than as provided for in this Agreement.

  Research Reports. Each Party will keep the other Party reasonably apprised of its and its Affiliate’s activities performed under the Program. In particular, prior to each JRC meeting, each Party will prepare and distribute to all members of the JRC (no later than five (5) business days prior to each such JRC meeting) a brief written summary report setting forth the results and the progress of performance of the Program since the last report. Nothing herein shall require either Party to disclose Information received from a Third Party that remains subject to bona fide confidentiality obligations to such Third Party. Subject to Section 2.8, with respect to compounds which are not Unavailable Compounds and which are synthesized and/or invented by either Party outside of the course of performing the Program, the synthesizing/inventing Party shall disclose to the other Party the chemical structure and VR1 activity of all such compounds which are Active Compounds. Subject to Section 2.8, with respect to compounds which are not Unavailable Compounds and which are synthesized and/or invented by either Party in the course of performing the Program or by MSD-funded NEUROGEN FTEs, the synthesizing/inventing Party shall disclose to the other Party the chemical structure and VR1 activity of all such compounds regardless of whether they are VR1 Modulators or meet the Active Compound Criteria. Notwithstanding the foregoing, in no event shall either Party be required to disclose to the other Party any Information related to (i) any VR1 Modulator that is an Unavailable Compound or (ii) any other compound that is synthesized and/or invented by either Party outside of the course of performing the Program and is not a VR1 Modulator, provided, however, that if the Parties have a dispute as to whether or not a compound is a VR1 Modulator or whether a VR1 Modulator is an Unavailable Compound, then the issue shall be submitted promptly to a neutral Third Party, agreeable to both Parties, who shall make a final, binding determination as to whether or not the compound is a VR1 Modulator or whether the VR1 Modulator is an Unavailable Compound.

2.8 Rights to Compounds. The Parties have each identified compounds outside of the Program and contemplate that each of them [          ]*. In addition, all compounds which are invented and/or synthesized by a Party in the course of performing the Program or by MSD-funded NEUROGEN FTEs shall be made available for testing for purposes of this Agreement to determine whether they are VR1 Modulators. In respect of such compounds described in the prior two (2) sentences, the Parties agree as follows:

  In the event that one Party [          ]* discloses Information [          ]*, the other Party [          ]* will use such Information [          ]* required by the Research Plan and within the scope of a [           ]*. All compounds synthesized by the [          ]* shall be referred to herein as a [          ]* or a [          ]*.

  Should the [          ]* that proposed or ongoing synthesis by the Receiving Party is likely to result in the [          ]* may so inform the JRC and such [          ]* shall then be transferred to the [          ]* If the Parties do not agree on the issue of whether the [          ]*, then the issue shall be submitted promptly to a [          ]*.

  [          ]*, then:

  (i) With regard to the [          ]*, during the Program Term and for [          ]*, without regard to any early termination of the Program [          ]* may not use any compound within the [          ]* in either case for any purpose whatsoever other than:

  (A) for [          ]*, or

  (B) for [          ]*, or

  (C) for other [          ]*, but then only if the [          ]*, other than as a result of a breach of confidentiality by the [          ]*. In particular, except to the extent agreed to in writing by the [          ]*.

  (ii) With regard to the [          ]*, during a period that is the [          ]*, in either case for any purpose whatsoever other than:

  (A) for [          ]*, or

  (B) for [          ]*, or

  (C) for any other [          ]* but only if the [          ]*, other than as a result of a breach of confidentiality by the [          ]*.

To the extent that a Party designates compounds as [          ]*.

2.9 Use of Compounds Outside the Program and Development Plan.

  Subject to Section 2.9(b) below, with respect to compound(s) within the scope of [          ]*.

  During the term of this Agreement, [          ]* shall not be used for any purpose other than those activities permitted under the terms of this Agreement; provided that, [          ]*.

2.10 Confidential Information and Non-VR1 Programs. Each of the Parties further agree that it will not use any Information provided to it by the other Party for any purpose other than as permitted under the terms of this Agreement.

Article III LICENSES, EXCLUSIVITY AND DILIGENCE

3.1 Reciprocal Research License.

  For the duration of the Program Term, NEUROGEN hereby grants to MSD the exclusive (except as to NEUROGEN) worldwide license, with the right to sublicense to Affiliates, under the NEUROGEN Technology, to conduct the Program in accordance with the Research Plan.

  For the duration of the Program Term, MSD grants to NEUROGEN the exclusive (except as to MSD) worldwide license, with the right to sublicense to Affiliates, under the MSD Technology, to conduct the Program in accordance with the Research Plan.

  The licenses granted pursuant to this Section 3.1 include the right of each licensee to use its Affiliates in exercising such rights and carrying out its obligations under this Agreement; provided that in the event any such Affiliate ceases to meet the definition of an Affiliate (whether due to the transfer or sale of all or substantially all of the assets or stock of such Affiliate or otherwise) then such right with respect to such Affiliate shall terminate.

3.2 Development and Commercialization License Grant to MSD. Subject to the obligations, conditions, and termination rights set forth herein, NEUROGEN hereby grants to MSD the sole and exclusive worldwide license under the NEUROGEN Technology to develop, make, have made, use, import, offer for sale and sell Collaboration Compounds and Products in the Territory. MSD may grant sublicenses under this Section 3.2 in accordance with Section 4.8.

3.3 Non-Exclusive License Grant. In the event the developing, making, having made, use, offer for sale, sale or import by MSD, or MSD’s Affiliates or Sublicensees of Collaboration Compound(s) or Product(s) would infringe, during the term of this Agreement, a claim of an issued patent which NEUROGEN owns or has the rights to license and which patent is not covered by the grant in Sections 3.1 or 3.2, NEUROGEN hereby grants to MSD, to the extent NEUROGEN is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued patent solely for MSD to develop, make, have made, use, sell, offer for sale or import Collaboration Compound(s) or Product(s) in the Territory.

3.4 Retained Rights. For the avoidance of doubt and subject to the provisions of Section 2.8, the Parties understand and agree that each of NEUROGEN, MSD and MERCK retains the right to [          ]*.

3.5 Exclusivity.

  During the Program Term, neither Party nor its Affiliates shall conduct any research, development, manufacturing or commercialization activities, alone or with Third Parties, within the Field other than those activities specified by this Agreement or by the JRC in writing pursuant hereto (as extended pursuant to the next sentence, the "Exclusivity Period"). MSD may extend the Exclusivity Period for two [          ]*: (i) within [          ]* days of the conclusion of the Program Term [           ]*, and (ii) within thirty (30) days of the one-year anniversary of the conclusion of the Program Term with regard to the second twelve-month extension. For the avoidance of doubt, the restrictions on the activities of the Parties in the first sentence shall continue to apply to both Parties and their Affiliates for the duration of the Exclusivity Period, including any extensions.

  During the period commencing on the Effective Date and concluding on the later of: (1) the expiration or termination of the Exclusivity Period or (2) [          ]*, or (ii) terminate this Agreement without cause pursuant to Section 9.4.

  During the period commencing on the Effective Date and concluding on the later of: (1) the expiration or termination of the Exclusivity Period or (2) [          ]*.

3.6 Commercially Reasonable Efforts. If either Party believes that the other Party has failed to apply Commercially Reasonable Efforts with respect to any of its obligations as required under this Agreement, it will notify such Party in writing. The Parties shall then submit the matter to executive mediation under Section 11.9(a) for resolution.

Article IV DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

4.1 Selection of Compounds as PCCs. The JRC shall nominate Active Compounds for consideration by the PDRC for further development. Subject to its responsibilities to use Commercially Reasonable Efforts to develop and commercialize Collaboration Compounds and Products, as further described in this Article IV below, MSD shall have the exclusive right to select such compounds for further development as PCCs. MSD shall notify NEUROGEN in writing of its acceptance of a compound as a PCC within fifteen (15) business days of such acceptance or selection.

4.2 Development and Regulatory Matters.

  Responsibility for Development. MSD shall have responsibility for the development of Collaboration Compounds and Products within the scope of the rights granted to it hereunder. MSD shall use Commercially Reasonable Efforts to develop and commercialize Collaboration Compounds for each therapeutic Indication which is scientifically and commercially reasonable, which shall include Pain and urinary incontinence if such Indications are scientifically and commercially reasonable.

  NEUROGEN FTEs. Upon the mutual written agreement of both Parties, NEUROGEN may make available FTEs to assist MSD in any development activities conducted pursuant to this Agreement. If MSD elects to utilize NEUROGEN FTEs in development activities, then MSD agrees to fund such FTE participation, quarterly in advance, at the Annual FTE Rate, and shall reimburse NEUROGEN for any external costs incurred by NEUROGEN in the performance of activities conducted pursuant to the Development Plan and upon receipt of an invoice from NEUROGEN; provided, that MSD has approved such costs in writing in advance of NEUROGEN incurring such external costs.

  Development Plan. As soon as practicable following selection of a Collaboration Compound for preclinical development by MSD, MSD shall, in accordance with its regular business practices, develop a reasonably detailed master development plan, which shall be attached hereto as Attachment 4.2 (as amended by MSD from time to time, the "Development Plan"). MSD shall have the right to amend the Development Plan so long as MSD uses Commercially Reasonable Efforts in making such amendment. MSD shall promptly provide NEUROGEN with a copy of any such amended Development Plan. MSD shall prepare and include in the Development Plan a summary clinical development plan for significant Indications, as applicable, suitable to produce a global registration package. MSD shall conduct, at its sole expense, and as appropriate, activities relating to the formulation, process and clinical development of the Product and obtaining Regulatory Approvals in accordance with the Development Plan, including, as appropriate, activities relating to preclinical testing, clinical studies, manufacturing processes, formulation, quality assurance, quality control, packaging and regulatory affairs in the Territory.

  Clinical Studies. Using Commercially Reasonable Efforts, MSD shall conduct the pre-clinical and clinical studies, at its own cost and expense, necessary for Regulatory Approval of the Products in the Territory (including any required Phase IV Clinical Trials). MSD shall have the discretion and authority to make all decisions with respect to all protocols and all other matters relating to development of the Products.

  Regulatory Approvals. MSD shall use Commercially Reasonable Efforts to obtain Regulatory Approvals for the Collaboration Compounds or Products in the Territory. If and when Regulatory Approvals are secured, MSD shall use Commercially Reasonable Efforts to maintain and renew the Regulatory Approvals in the Territory. To the extent reasonably practicable, MSD shall notify NEUROGEN of any material meeting with any Regulatory Authority for a Collaboration Compound or Product and, at MSD’s discretion, [          ]*. MSD shall give NEUROGEN reasonable access at MSD’s or MERCK’s premises to a copy of the NDA (other than the Chemistry, Manufacturing and Controls section of the NDA and patient-identifiable information) submitted by MSD to the FDA or EMEA and to Regulatory Approvals received by MSD from the FDA or EMEA.

  Adverse Event Reporting. MSD will be responsible for reporting Adverse Events to the appropriate Regulatory Authorities in the countries in the Territory, in accordance with the appropriate laws and regulations of the relevant countries. MSD will ensure that its Affiliates and Sublicensees comply with all such reporting obligations.

4.3 MERCK Product Development Team. Only to the extent applicable to Collaboration Compounds and Products: (a) [          ]*.

4.4 Commercialization.

  Marketing Efforts in the Territory. Upon receipt of all Regulatory Approvals, MSD shall have sole responsibility for and shall use Commercially Reasonable Efforts to commence marketing of, and to promote, market, sell and commercialize thereafter, the Products in the Territory.

  MSD Post-Registration Studies. To the extent that MSD performs Phase IV Clinical Trials or other clinical studies of the Product following receipt of Regulatory Approval for the Product ("Post-Registration Studies"), MSD shall provide to NEUROGEN copies of final protocols for such studies in a reasonably timely manner; provided, that NEUROGEN shall have no right to comment on such protocols. MSD will bear the cost of all Post-Registration Studies. For the avoidance of doubt, Post-Registration Studies shall include any Phase IV or other clinical studies required as a condition to, or for the maintenance of, Regulatory Approval of the Product in the Territory.

  Progress Reports. MSD shall provide to NEUROGEN, no less frequently than [          ]*, summary progress reports prepared in accordance with MSD’s regular business practices to keep NEUROGEN informed of the progress of commercialization activities with respect to the Collaboration Compounds and Products.

4.5 Manufacturing.

  Responsibility for Manufacturing Development. MSD shall use Commercially Reasonable Efforts to develop or have developed a suitable formulation of Products for commercial sale worldwide and scale-up and validation procedures for the manufacture of commercial quantities of Products and conduct such other manufacturing development work as is reasonably necessary to manufacture and package commercial quantities of Products, including formulation and stability development and process validation.

  Supply in the Territory. MSD shall have sole responsibility to manufacture or have manufactured by an Affiliate or a Third Party the Products for the sale in the Territory and shall use Commercially Reasonable Efforts in doing so.

4.6 Final Decision-Making Authority. Subject to its obligation to use Commercially Reasonable Efforts and compliance with all other terms of this Agreement, MSD shall have final decision-making authority on all issues relating to the development, regulatory approval, commercialization and manufacturing of Collaboration Compounds and Products. In addition, nothing set forth in this Article IV shall limit MSD’s ability to act in a timely fashion to ensure that the progress of development, regulatory approval, commercialization and manufacturing of Collaboration Compounds and Products is not impeded.

4.7 Safety Issues. The Parties acknowledge that the obligations of MSD to use Commercially Reasonable Efforts with respect to the development and/or commercialization of any Collaboration Compound or Product under this Agreement may reflect the consideration of adverse conditions or events relating to the safety of the Collaboration Compound or Product in determining the scientific merit and commercial potential of such compound. NEUROGEN acknowledges that, in circumstances where concerns arise in relation to adverse conditions or events relating to the safety of the Collaboration Compound or Product, [          ]*. If in MSD’s reasonable opinion such condition or event arises, MSD shall inform NEUROGEN and will provide an explanation for any decision to delay or to suspend the development or commercialization of the Collaboration Compound or Product.

4.8 Licenses/Sublicenses. MSD may not license its responsibilities under this Article IV nor grant sublicenses under the licenses granted under Section 3.2 without the prior written consent of NEUROGEN, such consent not to be unreasonably withheld, except as follows:

  MSD may grant sublicenses under any of its rights to any of its Affiliates for so long as such entity remains an Affiliate of MSD;

  MSD may use CROs and other Third Parties which it reasonably believes are competent to perform portions of the pre-clinical and clinical development of the Products to the extent consistent with its normal business practices;

  MSD may engage Third Parties to assist in the physical distribution of the Products to the extent consistent with its normal business practices;

  MSD may use Third Parties, including contract manufacturers, which it reasonably believes are competent to manufacture, label and package the Products;

  MSD may grant licenses or sublicenses to sell the Products to local distributors in any country selling its other pharmaceutical products in such country in accordance with MSD’s normal business practices;

provided, that in each such case, (i) MSD shall be liable to NEUROGEN as if MSD is exercising such rights itself under this Agreement, (ii) the licensee or Sublicensee will not be permitted to grant further sublicenses, (iii) MSD shall provide reasonable assurances that its licensees or Sublicensees are obligated to comply with confidentiality, indemnity, reporting, and audit rights comparable to those set forth in this Agreement. MSD shall promptly provide notice of each right granted pursuant to this Section 4.8 to NEUROGEN.

Article V CONFIDENTIALITY AND PUBLICATION

5.1 Nondisclosure Obligations. All Information disclosed by one Party to the other under this Agreement shall be maintained in confidence by the receiving Party and, without the prior written consent of the disclosing Party, shall not be disclosed to any non-party or used for any purpose except as expressly permitted in this Agreement including this Article V. This nondisclosure and non-use obligation shall not apply to Information that:

  is known by the receiving Party at the time of its receipt, as documented by business records, and not through a prior disclosure by the disclosing Party;

  is properly in the public domain;

  is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

  is developed by the receiving Party independently of Information received from the disclosing Party, as documented by business records.

5.2 Permitted Disclosure of Information. Notwithstanding anything to the contrary contained in Section 5.1, a Party receiving Information of the other Party may disclose such Information:

  required to be submitted by the recipient to governmental or other Regulatory Authorities to obtain patents (including disclosure to U.S. and foreign patent offices and patent counsel for purposes of patent prosecution) or to facilitate the issuance of any necessary registrations or filings in connection with conducting clinical trials for a Product, or developing, manufacturing or commercializing a Product, provided that such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations and that reasonable steps shall be taken to assure confidential treatment of such Information;

  by either Party to its permitted Sublicensees, agents, consultants, Affiliates and/or other Third Parties to the extent reasonably necessary for the research and development, manufacturing, registration and/or marketing of a Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such disclosure may be only to the extent reasonably necessary for such activities and that such Third Parties agree to be bound by the confidentiality and non-use obligations contained within this Agreement; provided that the term of confidentiality for such Third Parties shall be no less than seven (7) years; or

  if required to be disclosed by law or court order; provided that notice is promptly delivered to the other Party in order to provide an opportunity to challenge or limit the disclosure obligation; and provided further the Party required to disclose cooperates with the other Party in limiting disclosure to the extent so required. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of Sections 5.1 and 5.2 and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

Any combination of features or disclosures as set forth in Sections 5.1 and 5.2 shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

5.3 Publication. MSD and NEUROGEN each acknowledge the other’s interest in publishing its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret Information. Consequently, except for disclosures permitted pursuant to Sections 5.1 and 5.2, either Party, its employees, agents or consultants wishing to make a publication disclosing any of the MSD Know-How or NEUROGEN Know-How shall deliver to the other Party a copy of the proposed written publication at least sixty (60) days prior to submission for publication and a copy of the proposed outline of an oral disclosure or presentation at least forty-five (45) days prior to presentation. The reviewing Party shall have the right to:

  propose modifications to the publication for patent reasons, trade secret reasons or business reasons; or

  request a reasonable delay in publication or presentation in order to protect MSD Know-How and/or NEUROGEN Know-How, as the case may be, and patentable Information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of at least sixty (60) days to enable patent applications protecting each Party’s rights in such MSD Know-How or NEUROGEN Know-How, as the case may be, or Information to be filed in accordance with Article VIII. Upon expiration of such sixty (60) day period, the publishing or presenting Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business Information prior to submission of the publication or presentation.

5.4 Disclosure of Financial and Other Terms and Matters. Except as otherwise provided in this Section 5.4, the Parties agree that the material terms of this Agreement will be considered confidential Information of both Parties and neither Party may disclose the terms of this Agreement. Notwithstanding the foregoing, (a) either Party may disclose such terms as are required to be disclosed by applicable laws, regulations or stock market or stock exchange rules of a governing authority such as the U.S. Securities and Exchange Commission, the NASDAQ or the NYSE [          ]*; provided, to the extent reasonably practicable, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the material financial terms of this Agreement under a confidentiality obligation no less protective than those set forth in this Agreement, to any bona fide [          ]*, and (c) either Party shall have the right, upon the prior written notice to the other Party (to the extent such prior notice is reasonably practicable), to disclose Information regarding [          ]* or to matters covered by the [          ]* to the extent, but only to the extent, such Party [          ]*; provided, to the extent disclosure is otherwise permitted pursuant to this Section 5.4(c), the Parties shall use good faith efforts to limit the disclosure of Information that could reasonably be considered to be enabling to Third Parties engaged in research, development or commercialization activities which may be competitive with a Party’s activities. Each Party shall use good faith efforts to have any disclosure made relating to the filing of this Agreement, including the terms of this Agreement, treated as confidential by the U.S. Securities and Exchange Commission, NASDAQ, NYSE, or any other stock market or stock exchange on which securities issued by MERCK or NEUROGEN may be issued. Promptly after the Execution Date, the Parties will release a mutually agreeable press release.

5.5 Return of Confidential Information. Upon termination of this Agreement by MSD pursuant to Section 9.4 hereof, or upon termination of this Agreement by either Party pursuant to Sections 9.2 or 9.3 hereof, each Party hereto and its Affiliates will return all Information of the other Party in their possession to the other Party; provided, that each Party may retain: (a) a single archival copy of the Information of the other Party solely for the purpose of determining the extent of disclosure of Information hereunder and assuring compliance with the surviving provisions of this Agreement; (b) any portion of the Information of the other Party which is contained in laboratory notebooks; and (c) any portion of the Information of the other Party which a Party is required by applicable law to retain.

Article VI EQUITY PURCHASE, PAYMENTS, ROYALTIES AND REPORTS

6.1 Equity Purchase. Pursuant to the terms and conditions of the Stock Purchase Agreement between MSD and NEUROGEN dated as of the Execution Date, MSD shall purchase $15 million of NEUROGEN common stock.

6.2 License Fees. In consideration for the licenses granted upon the terms and conditions contained herein, (a) within fifteen (15) days of the Effective Date, MSD shall pay to NEUROGEN $15 million, and (b) on the first, second and third anniversaries of the Effective Date, MSD shall pay to NEUROGEN [          ]*, [          ]* and [          ]*, respectively.

6.3 Program Funding. In consideration for NEUROGEN’s performance of its obligations under the Program, and subject to the terms and conditions contained in this Agreement, MSD shall provide FTE funding as specified in Section 2.2.

6.4 Milestone Payments. Subject to the terms and conditions of this Agreement, MSD shall pay to NEUROGEN the non-refundable, non-creditable milestone payments specified in this Section 6.4.

  Research Milestone. Within thirty (30) days of the earlier to occur of:

  (i) the commencement by MSD of IND-Enabling GLP Toxicology Studies with [          ]*, or

  (ii) the designation as a PCC by the PDRC of the first Collaboration Compound other than [          ]* or [          ]*,

MSD shall pay NEUROGEN [          ]* (the "Research Milestone"). For clarity, MSD shall not owe NEUROGEN any Research Milestone with respect to [          ]*.

  Development Milestones.

  (i) On a Collaboration Compound-by-Collaboration Compound basis, within thirty (30) days following the enrollment of the first subject in a Phase I Clinical Trial for any Collaboration Compound, MSD shall pay to NEUROGEN [          ]*; provided that the maximum aggregate amount MSD shall pay under this Section 6.4(b)(i) shall be [          ]*.

  (ii) On an Indication-by-Indication basis and subject to the conditions described below, each of the following amounts shall be payable by MSD to NEUROGEN within thirty (30) days following the achievement of the specified event with respect to any Collaboration Compound subject to the limitations set forth herein:

  (A) [          ]* upon enrollment of the first subject in a Phase II Clinical Trial;

  (B) [          ]* upon enrollment of the first subject in a Phase III Clinical Trial;

  (C) [          ]* upon Filing of the first NDA with the FDA;

  (D) [          ]* upon the Filing with the EMEA if approval is sought via the centralized procedure; or if filed pursuant to the mutual recognition procedure, then [          ]* upon Filing in each of the United Kingdom, France, Germany, Italy and Spain; and

  (E) [          ]* upon Filing in Japan.

  (iii) The milestones payable under Section 6.4(b)(ii) shall be subject to the following conditions:

  (A) Each of the Section 6.4(b)(ii) milestones shall be payable for each of the following Indications, but not for more than [          ]*, as reasonably determined by MSD in good faith. Notwithstanding the foregoing, in the event that milestones are paid under Section 6.4(b)(ii), if any of the [          ]*, then MSD shall pay the milestones that were achieved for such Indications. For clarity, the maximum aggregate amount of development milestones payable by MSD under this Section 6.4(b) is [          ]*.

  (B) If a Collaboration Compound replaces another Collaboration Compound in development for the same Indication, then the replacement Collaboration Compound shall be subject to only those milestones not yet achieved by the replaced Collaboration Compound.

  (C) If the same Collaboration Compound is developed for multiple Indications, then, so long as multiple Indications are being pursued, the milestones payable under Section 6.4(b)(ii) for subsequent Indications will be deferred and paid only if and when such Collaboration Compound is approved by a Regulatory Authority for sale as a Product in the subsequent Indication. If, during development, a preceding Indication is abandoned but a subsequent Indication continues to be developed, then (i) future milestones under the subsequent Indication will no longer be subject to deferral and shall be paid when met, and (ii) milestones previously deferred under the subsequent Indication will revert to the status of unmet unpaid milestones within that subsequent Indication.

  (D) For the avoidance of doubt, if an NDA Filing is made with respect to an Indication, without conducting either a Phase II Clinical Trial or a Phase III Clinical Trial, the milestones set forth in Sections 6.4(b)(ii)(A) and 6.4(b)(ii)(B) shall be payable upon such NDA Filing in any country.

  Approval Milestones.

  (i) First Indication Milestones. Each of the following amounts will be payable by MSD to NEUROGEN within thirty (30) days following the achievement of the event specified below with respect to any Product:

  (A) Upon the first NDA Approval in the US - [          ]*;

  (B) Upon the first NDA Approval in the EU if approval is sought via the centralized filing procedure [          ]*; or, if approved independently by countries in the EU, [          ]* for NDA Approval in each of the United Kingdom, France, Germany, Italy and Spain; and

  (C) Upon the first NDA Approval in Japan - [          ]*.

  (ii) Second Indication Milestones. In addition to the First Indication Milestones described above, if any Product is approved for a second Indication and such Product achieves annual Net Sales in the Territory in excess of [          ]* (the "Second Indication Sales Threshold"), then the following amounts will be payable by MSD to NEUROGEN within thirty (30) days following the later of (x) the achievement of the Second Indication Sales Threshold or (y) achievement of the event specified below:

  (A) Upon the Regulatory Approval of a second Indication in the US - [          ]*;

  (B) Upon the Regulatory Approval of a second Indication in the EU if approval is sought via the centralized filing procedure - [          ]*; or, if approved independently by countries in the EU, [          ]* for NDA Approval in each of the United Kingdom, France, Germany, Italy and Spain; and

  (C) Upon the Regulatory Approval of a second Indication in Japan -
  [          ]*.

  (iii) Third Indication Milestones. In addition to the First and Second Indication Milestones described above, if any Product is approved for a third Indication and such Product achieves annual Net Sales in the Territory in excess of [          ]* (the "Third Indication Sales Threshold"), then the following amounts will be payable by MSD to NEUROGEN within thirty (30) days following the later of (x) the achievement of the Third Indication Sales Threshold or (y) achievement of the event specified below:

  (A) Upon the Regulatory Approval of a third Indication in the US - [          ]*;

  (B) Upon the Regulatory Approval of a third Indication in the EU if approval is sought via the centralized filing procedure - [          ]*; or, if approved independently by countries in the EU, [          ]* for NDA Approval in each of the United Kingdom, France, Germany, Italy and Spain; and

  (C) Upon the Regulatory Approval of a third Indication in Japan -
  [          ]*.

  (iv) For clarity, each milestone payment under this Section 6.4(c) is payable only once and the maximum aggregate amount of approval milestones payable by MSD under this Section 6.4(c) is [          ]*.

  Sales Milestone. Within thirty (30) days of the first Product to achieve annual Net Sales in the Territory in a year in excess of [          ]*, MSD will pay NEUROGEN a one-time payment of [          ]*.

6.5 Royalties Payable by MSD.

  Subject to the terms and conditions of this Agreement, MSD shall pay to NEUROGEN royalties based on annual Net Sales by MSD, its Affiliates and Sublicensees of Products in the Territory as follows (the "Royalties"):
Annual Net Sales	Royalty Rate (% of applicable portion of Net Sales of such Products)

Up to [ ]*	[ ]*
Above [ ]*	[ ]*

  Royalties shall be payable on a Product-by-Product, country-by-country basis until the later of: (i) the [          ]* (the "Royalty Term"). Upon the expiration of each Royalty Term, MSD and its Affiliates will have a fully paid-up, perpetual, royalty-free license to make, have made, use, import, promote, distribute, sell, offer for sale and otherwise exploit such Product in such country.

  Royalty Reductions.

  (i) Third Party Licenses. If, in any country, in order to develop, make, have made, use, offer to sell, sell, or import a Collaboration Compound or Product, it is necessary for MSD or its Affiliates to obtain a license from one or more Third Parties (i.e., if there is no commercially reasonable alternative that would allow development, manufacture, use or sale of a Product) ("Third Party Licenses"), then [          ]* of any royalties paid by MSD, its Affiliates or its Sublicensee under such Third Party Licenses shall be creditable against Royalties due to NEUROGEN with respect to the sale of such Collaboration Compound(s) or Product(s) in such country, but in no case shall NEUROGEN’s Royalty be reduced in aggregate by more than [          ]* on sales in any year up to [          ]* or [          ]* on sales in any year greater than [          ]*. Notwithstanding the foregoing, (i) if a Third Party License is utilized by MSD for products other than the Products, royalties payable by MSD thereunder shall be fairly and equitably allocated to the Product and the other products of MSD, such that the Royalties payable on Net Sales of such Product are not disproportionately reduced and (ii) Royalties shall not be reduced under this Section 6.5(c) with respect to any Third Party License obtained by MSD prior to the Effective Date.

  (ii) Compulsory Licenses. If MSD is required as a condition of obtaining or maintaining the right to commercialize a Product in any country in the Territory to grant a compulsory license to a Third Party and such compulsory license provides a royalty rate to MSD lower than the royalty rate provided for in this Section 6.5, then the royalty rate to be paid to NEUROGEN by MSD on Net Sales of such Product(s) by such Sublicensee (but only on the Net Sales of such Third Party) in that country under this Section 6.5 shall be reduced to the rate paid to MSD by such Sublicensee.

6.6 Royalty Reports. Royalty payments shall be paid within [          ]* after the first day of January, April, July and October of each year following the First Commercial Sale of a Product. Within [          ]* after the first day of January, April, July and October of each year following the First Commercial Sale of a Product, MSD shall provide a written report with respect to the preceding quarter (the "Payment Report") stating: (a) the total gross sales and the total deductions used in arriving at Net Sales of the Product sold by MSD, its Affiliates and Sublicensees, during such quarter on a country-by-country basis; (b) the date of any First Commercial Sale of the Product in each country during such quarter, and (c) a calculation of the Royalties due to NEUROGEN.

6.7 Calculation of Royalties. Royalties payable under Section 6.5(a), as adjusted by Section 6.5(c), will be calculated as follows:

  In calculating the applicable rates in each quarter, the weighted average royalty rate will first be calculated based on the cumulative year-to-date aggregate Net Sales in the Territory;

  Such weighted average royalty rate (the "Average Full Royalty Rate") will be applied to the cumulative year-to-date Net Sales in any country in which none of the reductions referred to in Section 6.5(c) apply;

  In respect of all other countries, the Average Full Royalty Rate will then be adjusted for each country after taking into account the reductions referred to in Section 6.5(c). Such adjusted Average Full Royalty Rate will then be applied to the cumulative year-to-date Net Sales in such countries; and

  The aggregate Royalties payable in each quarter will be the sum of the amounts payable under paragraphs (b) and (c) above, less the aggregate amount of Royalties previously paid in respect of such year.

6.8 Audits.

  Upon the written request of NEUROGEN and not more than once per year, MSD shall permit an independent certified public accounting firm of nationally recognized standing selected by NEUROGEN and reasonably acceptable to MSD, at NEUROGEN’s expense, to have access during normal business hours to such of the records of MSD as may be reasonably necessary to verify the accuracy of the Royalty Reports hereunder for any year ending not more than thirty (30) months prior to the date of such request, including currency exchange rates. The accounting firm shall disclose to NEUROGEN, MSD and MERCK the details called for in Section 6.6 and whether the Royalty Reports are correct or incorrect and the specific amount of any discrepancies.

  If such accounting firm correctly identifies a discrepancy during such period, MSD shall make a payment to correct such discrepancy within thirty (30) days of the date NEUROGEN delivers to MSD such accounting firm’s written report so correctly concluding. The fees charged by such an accounting firm shall be paid by NEUROGEN, except under the following circumstances: if the payments made or payable were at least [          ]* of the amount that should have been paid during the period in question, MSD shall reimburse NEUROGEN for the reasonable costs of such audit.

  Upon the expiration of [          ]* following the end of any year for which NEUROGEN has not contested, pursuant to Section 6.8(a), the amount of Royalties due NEUROGEN, the calculation of Royalties payable with respect to such year shall be binding and conclusive upon NEUROGEN, and MSD, its Affiliates and its Sublicensees shall be released from any liability or accountability with respect to Royalties for such year.

  NEUROGEN shall treat all Information subject to review under this Section 6.8 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of Article V of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MSD (and its applicable Affiliates and Sublicensees) obligating such firm to retain all such Information in confidence pursuant to such confidentiality agreement.

6.9 Payment Exchange Rate. All payments to be made by MSD to NEUROGEN under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by NEUROGEN from time to time. In the case of sales invoiced in currencies other than United States dollars, the exchange conversions of such sales into United States dollars shall be made on a monthly basis at the rate of exchange utilized by MERCK in its worldwide accounting system for external reporting purposes, prevailing on the third to the last business day preceding the month in which such sales are recorded by MSD, its Affiliates and Sublicensees. As of the Execution Date of this Agreement, such exchange rates are provided by Reuters Ltd.

6.10 Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article VI, MSD shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article VI. MSD shall submit appropriate proof of payment of the withholding taxes to NEUROGEN within a reasonable period of time.

Article VII REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties of MSD and NEUROGEN. Each of MSD and NEUROGEN hereby represents and warrants to the other Party as of the Execution Date as follows:

  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation. It has the requisite legal and company power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires.

  It has all requisite legal and company power and authority to enter into this Agreement and to perform its obligations hereunder. All company actions on its part, its boards of directors or managers, or similar governing body and its equity holders necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.

  This Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought).

7.2 Additional Representations, Warranties and Covenants of NEUROGEN. NEUROGEN hereby further represents, warrants and covenants to MSD that as of the Execution Date:

  To NEUROGEN’s knowledge, there are no existing or threatened actions, suits or other proceedings pending against it with respect to the NEUROGEN Technology;

  NEUROGEN is not aware of any facts from which it reasonably concludes that any of the issued NEUROGEN Patents are invalid;

  NEUROGEN has the right to grant the licenses under NEUROGEN Technology to the extent set forth in this Agreement; and

  NEUROGEN and its Affiliates have taken reasonable measures to protect the confidentiality of the NEUROGEN Know-How and will continue to take such measures during the term of the Agreement.

7.3 MSD Representations and Warranties. MSD represents and warrants to NEUROGEN that as of the Effective Date:

  To the knowledge of MSD and MERCK, there are no existing or threatened actions, suits or other proceedings pending against it with respect to the MSD Technology;

  MSD and MERCK are not aware of any facts from which it reasonably concludes that any of the issued MSD Patents are invalid;

  MSD has the right to grant the licenses under MSD Technology to the extent set forth in this Agreement; and

  MSD and its Affiliates have taken reasonable measures to protect the confidentiality of the MSD Know-How and will continue to take such measures during the term of the Agreement.

7.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR MANDATED BY APPLICABLE LAW (WITHOUT THE RIGHT TO WAIVE OR DISCLAIM), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO A COLLABORATION COMPOUND, PRODUCT, ANY KNOW-HOW, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

7.5 Assignment by Inventors. Each Party shall cause and ensure that each and every employee or agent working on the Program has assigned or will assign to the Party his/her rights to Inventions.

Article VIII INTELLECTUAL PROPERTY

8.1 Ownership of Know-How and Patents. Each of NEUROGEN and MSD shall respectively own the entire right, title and interest in any Inventions made solely by its employees or agents in the performance of such Party’s obligations under the Program (respectively, "NEUROGEN Inventions" and "MSD Inventions"). For purposes of determining ownership of NEUROGEN Inventions and MSD Inventions, such ownership shall be determined on the basis of inventorship and inventorship shall be determined in accordance with the United States laws of inventorship. When made by inventors from both Parties ("Joint Inventions") each Party’s employee or agent inventors shall assign their rights in Joint Inventions to that Party. In accordance with United States patent laws and this Agreement, the Parties will thus jointly own any Joint Inventions, each holding an undivided half interest in any Joint Inventions for which there are no Third Party inventors who are not under an obligation of assignment of all right, title and interest in such Joint Invention to one or both Parties. No rights or licenses are granted unless expressly provided for in this Agreement and each Party shall retain all rights and licenses not expressly granted to the other.

8.2 Filing, Prosecution and Maintenance of Patents. NEUROGEN agrees, as it determines appropriate, and subject to the further provisions of this Section 8.2, to file, prosecute and maintain (including filing and/or defending interferences, oppositions, reexaminations and reissues) in the Territory, Patents relating to the NEUROGEN Know-How and the NEUROGEN Inventions, and MSD agrees, as it determines appropriate, to file, prosecute and maintain (including filing and/or defending interferences, oppositions, reexaminations and reissues) in the Territory, Patents relating to the MSD Know-How, the MSD Inventions and the Joint Inventions. MSD shall be responsible for all of its internal and external costs and expenses incurred in filing, prosecuting and maintaining the MSD Patents and Joint Patents. All applications for NEUROGEN Patents shall be filed, prosecuted, and maintained (including filing and/or defending interferences, oppositions, reexaminations and reissues) by NEUROGEN; provided that MERCK shall reimburse NEUROGEN for [          ]* of all external costs associated with such filings, prosecutions, and maintenance. With respect to each Patent filed in accordance with this Article VIII, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing where reasonably feasible, shall consult with the non-filing Party with respect thereto where reasonably feasible, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. Each Party shall keep the other advised of the status of the Patent filings and upon the request of the other Party, provide copies of any papers related to the filing, prosecution and maintenance of such Patent filings. Each Party shall cooperate fully and shall cause its employees to cooperate fully, on the filing and prosecution of such Patents. Each Party shall promptly give notice to the other of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patents for which the Party is responsible for the filing, prosecution and maintenance.

8.3 Option to Prosecute and Maintain Patents. Each Party shall give timely notice to the other Party of any decision to cease prosecution or maintenance of any Patents for which it is responsible pursuant to Section 8.2. The Party giving such notice shall furthermore permit the other Party at its sole discretion and expense, to so file or to continue such prosecution or maintenance.

  If MSD elects to continue prosecution or maintenance, or to file in any country in the Territory based on NEUROGEN’s election not to file, prosecute or maintain pursuant to Section 8.2, NEUROGEN shall execute such documents and perform such acts at its expense as may be reasonably necessary to allow MSD to continue prosecution or maintenance, or to file in any country in the Territory, in a timely manner.

  If NEUROGEN elects to continue prosecution or maintenance, or to file in any country in the Territory based on MSD’s election not to file, prosecute or maintain pursuant to Section 8.2, MSD shall execute such documents and perform such acts at its expense as may be reasonably necessary to allow NEUROGEN to continue prosecution or maintenance, or to file in any country in the Territory, in a timely manner.

  For purposes of this Section 8.3, the term "maintenance" shall include interferences, oppositions, reexaminations and reissues.

8.4 Interference, Opposition, Reexamination and Reissue.

  Each Party, within ten (10) days of learning of such event, shall inform the other Party of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to the NEUROGEN Patents, MSD Patents or Joint Patents. NEUROGEN shall be the lead Party on any NEUROGEN Patents, MSD shall be the lead Party on MSD Patents and Joint Patents. MSD and NEUROGEN thereafter shall consult and cooperate fully to determine a course of action with respect to any such proceedings. A non-lead Party shall have the right to review and consult with the lead Party regarding any submission to be made in connection with such proceeding.

  Neither Party shall initiate, deliberately provoke or participate in any interference, opposition, reexamination or reissue proceeding relating to the NEUROGEN Patents, MSD Patents, or Joint Patents without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

  In connection with any interference, opposition, reissue, or reexamination proceeding relating to the NEUROGEN Patents, MSD Patents or Joint Patents, MSD and NEUROGEN will cooperate fully and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other Party informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement. The obligation of a Party to cooperate and provide assistance in this Section 8.4(c) shall not apply to any interference proceeding involving the other Party as an opponent and shall not constitute "participation" for purposes of Section 8.4(d).

  MSD shall bear all expenses for any interference, opposition, reexamination, or reissue proceeding relating to any NEUROGEN Patent, MSD Patent, or Joint Patent, for which it elects to participate, except for any interference where NEUROGEN and MSD are opponents.

8.5 Enforcement and Defense.

  If either Party learns of any infringement of NEUROGEN Patents, MSD Patents or Joint Patents, such Party shall promptly notify the other Party of such infringement. MSD and NEUROGEN thereafter shall consult and cooperate fully to determine a course of action including the commencement of legal action by either or both of MSD and NEUROGEN, to terminate any infringement of such Patents. However, NEUROGEN, upon notice to MSD, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of NEUROGEN (and, if appropriate, MSD), or to control the defense of any declaratory judgment action relating to NEUROGEN Patents other than as such NEUROGEN Patents include NEUROGEN’s interest in Joint Patents. NEUROGEN promptly shall inform MSD if it elects not to exercise such first right, and if such infringement materially adversely affects MSD’s efforts under this Agreement, MSD thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of MSD and, if necessary, NEUROGEN. Each Party shall be entitled to be represented by counsel of its own choice. MSD shall have the first right to initiate and prosecute such legal actions for MSD Patents and Joint Patents at its own expense.

  If NEUROGEN elects not to initiate and prosecute an action as provided in Section 8.5(a), and MSD elects to do so, the cost of any agreed upon course of action to terminate infringement of NEUROGEN Patents including the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne by MSD exclusively.

  For any action to terminate any infringement of Patents, if either Party is unable to initiate or prosecute such action solely in its own name or if desired to obtain a more effective remedy, the other Party will join such action voluntarily and will execute all documents necessary to initiate litigation to prosecute and maintain such action. In connection with any such action, MSD and NEUROGEN will cooperate fully and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

  Any recovery obtained by either or both MSD and NEUROGEN in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:

  (i) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

  (ii) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

  (iii) the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party. Such pro rata basis shall be determined by the Parties through good faith negotiations commenced at the initiation of the action.

  Each Party shall inform the other Party of any certification regarding any NEUROGEN Patents, MSD Patents, or Joint Patents it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States. NEUROGEN shall provide MSD with a copy of such certification within five (5) days of receipt by NEUROGEN. NEUROGEN’s and MSD’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Subsections 8.5(a) - (d); provided, that NEUROGEN shall determine whether to exercise its first right to initiate and prosecute any action regarding applicable NEUROGEN Patents and shall inform MSD of such decision within ten (10) days of NEUROGEN’s receipt of the certification, after which time MSD shall have the right to initiate and prosecute such action.

8.6 Patent Term Extensions. The Parties shall notify each other of the issuance of each patent included within the VR1 Compound Patent Rights and/or the VR1 Related Patent Rights where a patent term extension, adjustment or restoration, or supplementary protection certificate or their equivalents (together with patent term extensions, adjustments and restorations, "Patent Term Extensions") may be available, giving the date of issue and patent number for each such patent. The Parties shall use reasonable efforts to obtain all available Patent Term Extensions of such patents within the VR1 Compound Patent Rights and/or the VR1 Related Patent Rights (including those available under the Hatch-Waxman Act). NEUROGEN shall execute such authorizations and other documents and take such other actions as may be reasonably requested by MSD to obtain such Patent Term Extensions, including designating MSD as its agent for such purpose as provided in 35 U.S.C. Section 156. The Parties shall cooperate with each other in gaining Patent Term Extensions wherever applicable to such patents within the VR1 Compound Patent Rights and/or the VR1 Related Patent Rights. The Party first eligible to seek a Patent Term Extension of any such patent within the VR1 Compound Patent Rights and/or the VR1 Related Patent Rights shall have the right to do so; provided, that if in any country the first Party has an option to extend the patent term for only one of several patents, the first Party will consult with the other Party before making the election. If more than one patent within the VR1 Compound Patent Rights and/or the VR1 Related Patent Rights is eligible for Patent Term Extension, MSD shall select a strategy that will maximize patent protection for the Products. All filings for such Patent Term Extensions shall be made by MSD; provided, that in the event that MSD elects not to file for a Patent Term Extension, MSD shall (a) promptly inform NEUROGEN of its intention not to file and (b) grant NEUROGEN the right to file for such Patent Term Extension.

Article IX TERM AND TERMINATION

9.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless terminated earlier under this Article IX, shall continue in effect until expiration of the Program Term and all Royalty Terms. Upon the expiration of this Agreement due to the expiration of the Program Term and all applicable Royalty Terms, MSD’s licenses shall become fully paid-up, royalty-free, perpetual licenses as provided in Section 6.5(b).

9.2 Termination for Cause by NEUROGEN.

  Termination for Cause. Subject to MSD’s right to cure set forth in this Section 9.2(a) and the provisions of Section 9.2(b) below, upon any material breach of this Agreement by MSD, NEUROGEN may terminate this Agreement by providing written notice to MSD. Such notice shall describe the alleged breach with sufficient particularity to allow MSD to remedy or otherwise respond, and shall expressly state the intent to terminate under this Section 9.2(a). The termination of the Agreement shall become effective ninety (90) days following such written notice unless MSD cures such breach during such ninety (90) day period.

  Rights of the Parties in the Event of MSD’s Breach. Upon NEUROGEN’s termination of the Agreement pursuant to Section 9.2(a), the following provisions shall apply:

  (i) Retained Compounds.

  (A) If, on the date that NEUROGEN provides MSD with written notice of a material breach, MSD is [          ]* and MSD can reasonably demonstrate that its material breach does not [          ]*, (x) MSD shall retain the rights and obligations to continue the development and commercialization of such [          ]*, in accordance with the terms and conditions of this Agreement (including the payment of any license fees, milestones and Royalties), and (y) NEUROGEN shall not be entitled to develop or commercialize such [          ]* and the provisions of Section [          ]* shall not apply to such [          ]*.

  (B) If MSD has [           ]* for any [          ]* in any [          ]* before NEUROGEN provides written notice of a material breach and such breach does not relate to [          ]*, then MSD shall retain its rights to develop and commercialize [          ]* in accordance with the terms and conditions of this Agreement (including the payment of any license fees, milestones and Royalties).

  (B) [          ]*; and

  (C) Subject to Section [          ]*.

Other Rights and Obligations. Except to the extent necessary for [          ]* to exercise its rights in [          ]*.

9.3 Termination for Cause by MSD.

  Termination of Program. MSD may elect to terminate the Program: (i) by providing written notice to NEUROGEN, subject to NEUROGEN’s right to cure set forth in this Section 9.3(a), upon any material breach of this Agreement by NEUROGEN, or (ii) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by NEUROGEN, or upon an assignment of a substantial portion of NEUROGEN’s assets for the benefit of creditors; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if NEUROGEN consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof. Such notice provided for in Section 9.3(a)(i) shall describe the alleged breach with sufficient particularity to allow NEUROGEN to remedy or otherwise respond, and shall expressly state the intent to terminate the Program under Section 9.3(a)(i). The termination of the Program pursuant to Section 9.3(a)(i) shall become effective ninety (90) days following such written notice unless NEUROGEN cures such breach during such ninety (90) day period.

  Rights of MSD in the Event of NEUROGEN’s Breach or Bankruptcy. In the event MSD terminates the Program pursuant to Section 9.3(a), this Agreement shall continue in full force and effect with respect to MSD’s further development and commercialization (including the payment of any milestones and Royalties and periodic reporting obligations to NEUROGEN under Article VI) of Collaboration Compounds and Products. For purposes of clarity, if MSD elects to terminate the Program in accordance with Section 9.3(a), then, upon such termination (and subject to the provisions of Section 9.6 in the case of termination pursuant to Section 9.3(a)(ii)):

  (i) Use of Joint Inventions and of Compounds.

  (A) Samples of compounds synthesized or invented solely by MSD will be transferred to MSD for any and all purposes;

  (B) Samples of compounds synthesized or invented solely by NEUROGEN other than Active Compounds will be transferred to NEUROGEN for any and all purposes outside the Field, and samples of compounds synthesized or invented solely by NEUROGEN (including any Active Compound) will be transferred to MSD and MERCK solely for research, drug discovery, development, manufacturing or commercialization in the Field; and

  (C) Subject to Section 2.8, each Party will be free to pursue Joint Inventions for activities outside the Field.

  (ii) Other Rights and Obligations. In addition to the provisions set forth in Section 9.3(b)(i):

  (A) NEUROGEN will disclose to MSD all NEUROGEN Know-How in NEUROGEN’s possession that NEUROGEN can rightfully disclose without violating any existing rights of any Third Party, and that was not previously disclosed to MSD;

  (B) MSD will have no further funding or reporting obligations for, and NEUROGEN will have no further obligations to perform, research with respect to the Program;

  (C) all licenses granted to NEUROGEN pursuant to Section 3.1 will terminate and the licenses granted to MSD pursuant to Sections 3.1, 3.2 and 3.3 shall continue in accordance with the terms of this Agreement;

  (D) the provisions of Section 2.8 will continue to apply as if the Program had not been terminated;

  (E) the provisions of the Agreement providing for the participation of NEUROGEN in decision-making, including through the JRC, shall be of no further force and effect;

  (F) NEUROGEN shall continue to cooperate with MSD as provided in Article VIII with regard to the prosecution of NEUROGEN Patents and Joint Patents that are related to VR1 and its modulation, and which are necessary to MSD to develop, manufacture, market, use or sell Collaboration Compounds or Products;

  (G) the provisions of Section 3.5(b)and (c) shall no longer apply;

  (H) MSD’s obligations under Article IV of the Agreement which relate to (1) reporting and/or notice requirements, and/or (2) document provision and/or review, shall no longer apply;

  (I) the provisions of Section 4.3 shall no longer apply;

  (J) NEUROGEN will cooperate in any reasonable manner requested by MSD to achieve a smooth transition of any and all research or other Program-related responsibilities to MSD; and

  (K) NEUROGEN and its Affiliates agree not to pursue any research, drug discovery, development, manufacturing or commercialization in the Field for a period of two (2) years following the date of termination.

9.4 Voluntary Termination by MSD.

  Voluntary Termination by MSD. Upon [          ]*to NEUROGEN, MSD may terminate this Agreement without cause, said termination not to take effect before the second anniversary of the Effective Date of the Agreement.

  Rights of Parties upon Voluntary Termination by MSD. Upon termination by MSD pursuant to Section 9.4(a), the following provisions shall apply:

  (i) Use of Joint Inventions and of Compounds.

  (A) [          ]*

  (ii) Other Rights and Obligations. In addition to the provisions set forth in Section [         ]*:

  [          ]*.

9.5 Effect of NEUROGEN Change of Control.

  In the event of a Major Pharma Change of Control, NEUROGEN shall provide written notice to MSD at least thirty (30) days, to the extent practicable, prior to the completion of such Major Pharma Change of Control. MSD shall have the right at its election (such election to be made within sixty (60) days after notice of the Major Pharma Change of Control) to implement some or all of the following revisions to this Agreement:

  (i) to the extent that provisions of the Agreement require MSD to provide MSD Know-How and other Information regarding the Program to NEUROGEN or to otherwise provide confidential Information to NEUROGEN, such provisions (other than Sections 6.8 (as it applies to provision of information to an independent certified public accounting firm), 9.2 or 9.4) shall be automatically amended to no longer impose such an obligation on MSD;

  (ii) the provisions of the Agreement providing for the participation of NEUROGEN in decision-making, including through the JRC, shall be of no further force and effect;

  (iii) MSD’s obligation to provide royalty reports pursuant to Section 6.6. shall be limited to MSD’s total worldwide royalty obligations; and

  (iv) MSD shall be entitled to terminate the Program as provided in Section 9.3.

  During the 60-day period in which MSD may elect to implement to provisions set forth in Section 9.5(a), NEUROGEN shall take such protective measures as are reasonably necessary to assure that MSD Technology is not disclosed to personnel within NEUROGEN’s acquirer pursuant to a Major Pharma Change of Control who are involved in competitive activities in the Field. If such Major Pharma Change of Control occurs during the Program Term, then the JRC shall promptly meet to discuss any concerns of MSD with respect to the protective measures to be implemented by NEUROGEN as set forth above. NEUROGEN shall consider MSD’s input in implementing protective measures.

  For purposes of this Section 9.5: "Major Pharma Change of Control" means a Change of Control in which a [          ]*.

9.6 Effect of Termination for Bankruptcy. If this Agreement is terminated by or on behalf of MSD due to the rejection of this Agreement under Section 365(n) of the Bankruptcy Code, all licenses and rights to licenses granted under or pursuant to this Agreement by NEUROGEN to MSD are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that MSD, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against NEUROGEN under the Bankruptcy Code, MSD shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by MSD. Such intellectual property and all embodiments thereof promptly shall be delivered to MSD (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by MSD, unless NEUROGEN elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of NEUROGEN upon written request therefor by MSD. The provisions of this Section 9.6 are without prejudice to any rights MSD may have arising under the Bankruptcy Code or other applicable law.

9.7 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination, including payment obligations. Except as otherwise specifically provided above, all of the Parties’ rights and obligations under the provisions of Articles I, VII, VIII (except that MSD shall not be responsible for costs or expenses relating to NEUROGEN Patents, and except as otherwise provided in Article IX), IX, X, XI and Sections 6.6, 6.7, 6.8 and 6.9 shall survive the termination or expiration of the Agreement, with Article V continuing in effect for ten (10) years thereafter.

9.8 Remedies. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each Party shall have all other rights and remedies at law or in equity to enforce this Agreement.

Article X INDEMNIFICATION

10.1 Mutual Indemnification. Each Party shall defend, indemnify and hold the other Party and its Affiliates, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, losses, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other expenses of litigation actually incurred) arising out of any claim, lawsuit, demand, assessment, proceeding or action ("Claim") brought by a Third Party (any of the foregoing, a "Loss") arising out of or resulting from:

  the gross negligence, recklessness or intentional acts or omissions of the indemnifying Party and its Affiliates, and their respective directors, officers, employees and agents with respect to this Agreement and the transactions contemplated hereby; and

  any breach of any representation, warranty or covenant of the indemnifying Party hereunder.

10.2 NEUROGEN. Except to the extent MSD is required to indemnify NEUROGEN under Section 10.1, and in respect of Collaboration Compounds and/or Products to which NEUROGEN acquires rights to develop or commercialize pursuant to Sections 9.2 or 9.4, NEUROGEN shall defend, indemnify and hold MSD, its Affiliates, and their respective directors, officers, employees and agents (the "MSD Group"), harmless from and against any and all Losses arising out of development, pre-clinical or clinical testing, manufacture, use or sale of the Collaboration Compounds or Products by NEUROGEN, or its Affiliates or Sublicensees (including any patent infringement or product liability claims, failure to comply with regulatory and other legal requirements, failure to provide adequate warnings and misuse of the Products).

10.3 MSD. Except to the extent NEUROGEN is required to indemnify MSD under Section 10.1, MSD shall defend, indemnify and hold NEUROGEN, its Affiliates, and their respective directors, officers, employees and agents (the "NEUROGEN Group"), harmless from and against any and all Losses arising out of development, pre-clinical or clinical testing, manufacture, use or sale of the Collaboration Compounds or Products by MSD, or its Affiliates or Sublicensees (including any patent infringement or product liability claims including any manufacturing or other product defects, failure to comply with regulatory and other legal requirements, failure to provide adequate warnings and misuse of the Products).

10.4 Notice of Claim. Upon receipt of notice of any Claim which may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the "Indemnified Party") shall give written notice thereof to the other Party (the "Indemnifying Party") with a Claim for indemnity. Such Claim for indemnity shall indicate the nature of the Claim and the basis therefor. Promptly after a claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, and (iii) the Indemnifying Party will not agree to any settlement that would admit liability on the part of the Indemnified Party or involve relief other than payment of money, without the approval of the Indemnified Party, not to be unreasonably withheld; and provided, further, that if it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both Parties, separate independent counsel shall be retained for each Party at its own expense. The Indemnified Party shall have the right, at its election, to release and hold harmless the Indemnifying Party from its obligations hereunder with respect to such Claim and assume the complete defense of the same in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party’s settlement offer. The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party.

10.5 Insurance. Each Party agrees to obtain and maintain at its cost and expense, while this Agreement is in effect, including any surviving obligations, (i) commercial general liability insurance including contractual liability insurance; (ii) products liability insurance; (iii) property damage insurance; (iv) professional liability insurance; (v) workers compensation insurance; and (vi) automobile insurance in amounts appropriate to the conduct of such Party’s activities under this Agreement. Each Party agrees to name the other as an additional insured under such insurance.

Article XI MISCELLANEOUS

11.1 Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF ARTICLE X FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY AND NOTHING IN THIS SECTION 11.1 IS INTENDED TO LIMIT MSD’S PAYMENT OBLIGATIONS UNDER ARTICLE 6.

11.2 Assignment.

  Except as provided in this Section 11.2, neither Party shall have the right to assign or otherwise transfer this Agreement, nor any of its rights hereunder, nor delegate any of its obligations hereunder, without the prior written consent of the other Party.

  MSD may, upon the prior written consent of NEUROGEN, such consent not to be unreasonably withheld, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control. MSD may assign this Agreement and its rights and obligations hereunder, in whole or in part, to an Affiliate of MSD. Notwithstanding the foregoing, MSD shall not assign this Agreement to any Affiliate that, separate from the activities of MSD and MSD’s other Affiliates, would have annual global pharmaceutical sales of [          ]* without the prior written consent of NEUROGEN, such consent not to be unreasonably withheld. MSD shall remain liable to NEUROGEN as if it had not assigned the Agreement to an Affiliate, and such assignment shall not diminish the applicability of Commercially Reasonable Efforts in accordance with this Agreement. In addition, MSD may license or sublicense its rights to the extent permitted in Section 4.8 or elsewhere herein.

  NEUROGEN may, upon the prior written consent of MSD, such consent not to be unreasonably withheld, assign this Agreement and its rights and obligations hereunder to an Affiliate of NEUROGEN or in connection with a Change of Control. NEUROGEN shall remain liable to MSD as if it had not assigned the Agreement to an Affiliate, and such assignment shall not diminish the applicability of Commercially Reasonable Efforts in accordance with this Agreement.

  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their successors and permitted assigns. Any attempted or purported assignment in violation of this Section 11.2 shall be void.

11.3 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, floods, mudslides, earthquakes, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

11.4 Non-Solicitation. During the Program Term, and for a period of one (1) year thereafter, neither Party (which for purposes of this Section 11.4 includes a Party and its Affiliates) shall either directly or indirectly solicit, recruit, induce, encourage or attempt to solicit, recruit, induce or encourage any employee of the other Party to terminate his or her employment relationship with such other Party and become employed by the other Party whether or not such employee is a full-time employee of such other Party and whether or not such employment relationship is pursuant to a written agreement or is at-will.

11.5 Severability. If one or more of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such case use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.6 Publicity/Use of Names. Neither Party may use the names of the other Party or those of its Affiliates, Sublicensees, employees, agents or consultants or any of their trademarks, trade names, logos or symbols without the prior written consent of the other Party.

11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to
NEUROGEN:
at the address set out for NEUROGEN on page 1
Attn: President, Chief Executive Officer

Facsimile No.: 203-488-8651

with copy to:	Legal Department
Facsimile No: 203-488-4710

if to MSD:

at the address set out for MSD on page 1
Attn: Vice President, Neuroscience Research
Facsimile No.: 44 1279440178

Merck & Co., Inc.
One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100
Attn: Office of Secretary
Facsimile No: (908) 735-1246

with copy to:	Chief Licensing Officer
Facsimile No: (908) 735-1214

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally recognized overnight courier and on the third business day following the date of mailing if sent by mail.

11.8 Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws that would require the application of the laws of a different jurisdiction. The Parties irrevocably submit to the jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement that are not otherwise covered by Section 11.9(c). The Parties waive any objection which they may now or hereafter have to the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding on the Parties, and may be enforced in any court of the jurisdiction of which any Party is or may be subject by a suit upon such judgment; provided that service or process is effected upon the Party as permitted by applicable law.

11.9 Dispute Resolution and Arbitration.

  The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement (other than an "Excluded Claim" as such term is defined below), either Party may, by written notice to the other, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If either Party desires to pursue arbitration under paragraph (c) below to resolve any such dispute, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said designated officers are as follows:

  For NEUROGEN: Chief Executive Officer

  For MSD: President of MERCK, Research & Development

  If they are unable to resolve the dispute by executive mediation within such sixty (60) day period, then the dispute shall be finally settled by binding arbitration as provided below.

  If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where those rules conflict with this provision, in which case this provision controls.

  (i) The Parties hereby consent to the jurisdiction of the Federal District Court for the Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered under this Section 11.9. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award.

  (ii) The arbitration shall be conducted by a panel of three neutral persons as follows: within 30 days after initiation of arbitration, each Party shall select one person experienced in the pharmaceutical business to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator, who shall be an attorney or retired judge experienced in business matters, within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA.

  (iii) The arbitration shall be held in New York City and the arbitrators shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

  (iv) Within thirty (30) days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures seeking to assure that the arbitration will be concluded and the award rendered within six (6) months from selection of the arbitrators. Failing such agreement, the AAA will design and the Parties will follow such procedures.

  (v) Each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

  (vi) THE ARBITRATORS SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES EXCLUDED UNDER SECTION 11.1.

  (vii) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

  (viii) In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

  (ix) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

  As used in this Section, the term "Excluded Claim" means a dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

11.10 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made relating to the subject matter hereof are expressly superceded, except the confidentiality agreements continue in full force and effect. This Agreement may be amended, or any term hereof modified, only by a written instrument duly-executed by both Parties.

11.11 Headings. The captions to the Articles, Sections and Subsections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the Articles, Sections and Subsections.

11.12 Independent Contractors. NEUROGEN and MSD shall be independent contractors and the relationship between them shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party.

11.13 Waiver. The waiver by a Party of any right under this Agreement or of the other Party’s failure to perform or breach shall not be a waiver of any other right, failure or breach whether of a similar nature or otherwise.

11.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15 HSR Filing.

  To the extent necessary, each of MSD and NEUROGEN will, within fifteen (15) days after the Execution Date, file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any HSR Filing required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby. The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing. Each Party will be responsible for its own costs, expenses, and filing fees associated with any HSR Filing.

  In respect of any HSR Filing, each of MSD and NEUROGEN will use its good faith efforts to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including cooperating in good faith with any government investigation and the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

11.16 Guaranty. MERCK, as the parent company of MSD, hereby unconditionally and irrevocably guarantees the prompt payment and full performance when due of all of MSD’s obligations under this Agreement and all agreements executed in connection herewith, including, without limitation, the payment of all amounts due NEUROGEN pursuant to Articles II and VI of this Agreement (the "Obligations"). The foregoing guaranty shall be continuing until all Obligations now existing or hereafter arising have been discharged in full, and shall be and continue to be fully effective notwithstanding any written amendment to this Agreement or any of the Obligations (but subject to any changes to the Obligations resulting therefrom), any extensions of time for performance of any Obligations (but subject to any changes to the Obligations resulting therefrom), any release or discharges of any security for any Obligations, and shall be fully enforceable against MERCK without first proceeding against, making demand upon, or exhausting any remedy against MSD.

[Remainder of page intentionally left blank – signature pages to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of its Execution Date.

	MERCK SHARP & DOHME LTD NEUROGEN CORPORATION		NEUROGEN CORPORATION

By:	/s/ Ruth M. McKernan	By:	/s/ William Koster
	________________________		___________________
	Name: Dr. Ruth M. McKernan		Name: William Koster

	Title: Vice President		Title: President and CEO
Neuroscience Research

	__________________________		__________________________
	Date		Date

Merck & Co., Inc. executes this Agreement solely for purposes of Section 11.16 of the Agreement.

MERCK & CO., INC.

By:	/s/ Richard N. Kender
	________________________		_________________________
Name: Mr. Richard N. Kender

Title: Vice President -
Business Development &
Corporate Licensing

	_________________________		__________________________
Date

ATTACHMENT 1.1*

ATTACHMENT 1.37

MSD Patents*

ATTACHMENT 1.43

NEUROGEN Patents*

ATTACHMENT 2.1

Research Plan *

* Confidential treatment of the omitted material has been requested pursuant to the Confidential Treatment Request dated March 12, 2004.